SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13 G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 17)*

                          Shepmyers Investment Company
--------------------------------------------------------------------------------
                               (Name of Isssuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities

                                  823424 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. / /.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deened to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                               Page 1 of 13 Pages

                                      13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Paul E. Spears
          S.S. ####-##-####

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  /_/

                                                                  (b)  /X/

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          United States

--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                              75,047
   NUMBER OF
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      6.   SHARED VOTING POWER
    OWNED BY
     EACH                      41,585
   REPORTING
    PERSON          ------------------------------------------------------------
     WITH           7.   SOLE DISPOSITIVE POWER

                              75,047

                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                              41,585

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          116,632

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          15.2%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                      13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Josephine F. Spears
          S.S. ####-##-####

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  /_/

                                                                  (b)  /X/

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          United States

--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                              -0-
   NUMBER OF
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      6.   SHARED VOTING POWER
    OWNED BY
     EACH                      41,585
   REPORTING
    PERSON          ------------------------------------------------------------
     WITH           7.   SOLE DISPOSITIVE POWER

                              -0-

                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                              41,585

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          41,585

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.4%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                      13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Hamilton Bank, Charlotte S DeVan and Patricia S. Winder TTEE UDT Lawrence B. Sheppard Dtd. 4/21/59
                                                  E.I.N. 23-6469332

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  /_/

                                                                  (b)  /X/

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          United States

--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                              100,000
   NUMBER OF
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      6.   SHARED VOTING POWER
    OWNED BY
     EACH                      -0-
   REPORTING
    PERSON          ------------------------------------------------------------
     WITH           7.   SOLE DISPOSITIVE POWER

                              100,000

                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                              -0-

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          100,000

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.0%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

          00

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                      13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First National Bank of Pennsylvania, Successor Trustee to S.E. Bank N.A. U/A dated 2/6/40 Executed by H.D. Sheppard fbo Alma S. Tolhurst

                                                  E.I.N. 23-6780362

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  /_/

                                                                  (b)  /X/

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          United States

--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                              46,456
   NUMBER OF
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      6.   SHARED VOTING POWER
    OWNED BY
     EACH                      -0-
   REPORTING
    PERSON          ------------------------------------------------------------
     WITH           7.   SOLE DISPOSITIVE POWER

                              46,456

                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                              -0-

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          46,456

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.0%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

          00

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                      13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Henrietta Myers Miller and Hamilton Bank Trustees U/A Dated 5/7/63 Executed by Edna Powl Myers fbo Robert Clinton Myers II et al

                                                  E.I.N. 23-6268887

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  /_/

                                                                  (b)  /X/

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          United States

--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                              -0-
   NUMBER OF
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      6.   SHARED VOTING POWER
    OWNED BY
     EACH                      83,660
   REPORTING
    PERSON          ------------------------------------------------------------
     WITH           7.   SOLE DISPOSITIVE POWER

                              -0-

                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                              83,660

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          83,660

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.9%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

          00

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).     Name of Issuer.
----------     ---------------

               Shepmyers Investment Company


Item 1(b).     Address of Issuer's Principal Executive Offices.
----------     ------------------------------------------------

               P.O. Box 339
               Hanover, PA  17331


Item 2(a).     Name of Person Filing.
----------     ----------------------

               Paul E. Spears

               Josephine F. Spears

               Hamilton Bank, Charlotte S. DeVan and Patricia S. Winder TTEE UDT Lawrence B. Sheppard Dtd 4/21/59

               First National Bank of Pennsylvania, Successor Trustee to S.E. Bank, N.A. U/A dated 2/6/40 Executed by H. D. Sheppard fbo Alma
               S. Tolhurst

               Henrietta Myers Miller and Hamilton Bank Trustees U/A Dtd. 5/7/63 executed by Edna Powl Myers fbo Robert Clinton Myers II et al


Item 2(b).     Address of Principal Business Office or, if None, Residence.
----------     ------------------------------------------------------------

               Paul E. Spears
               106 Oak Street
               Hanover, PA  17331

               Josephine F. Spears
               106 Oak Street
               Hanover, PA  17331

               Hamilton Bank
               c/o Nancy Klahold
               Vice President & Trust Officer
               12 East Market Street
               York, PA  17405

               First National Bank of Pennsylvania
               c/o Colin C. Appleton, Sr. Vice President & Trust Officer Hermitage Square
               Hermitage, PA  16148


Item 2(c).     Citizenship
----------     -----------

               Paul E. Spears:  USA
               Josephine F. Spears:  USA
               Hamilton Bank, Charlotte S. DeVan and Patricia S. Winder TTEE UDT Lawrence B. Sheppard Dtd 4/21/59: USA
               First National Bank of Pennsylvania, Successor Trustee to S.E. Bank N.A. U/A dated 2/6/40 Executed by H.D. Sheppard fbo Alma S.
               Tolhurst: USA
               Henrietta Myers Miller and Hamilton Bank Trustees U/A dated 5/7/63 executed by Edna Powl Myers fbo Robert Clinton Myers II et al: USA


Item 2(d).     Title of Class of Securities
----------     ----------------------------

               Common Stock


Item 2(e).     CUSIP NUMBER
----------     ------------

               823424 10 6

Item 3.        Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b)

               Not applicable


Item 4.        Ownership.

               A.   Paul E. Spears
                    (a)  Amount Beneficially Owned:  116,632
                    (b)  Percent of Class:  15.2%
                    (c)  Number of Shares as to Which Such Person Has:

                           (i)     sole power to vote or to direct the vote:
                                   75,047
                          (ii)     shared power to vote or to direct the vote:
                                   41,585

                         (iii) sole power to dispose or to direct the disposition of: 75,047
                          (iv) shared power to dispose or to direct the disposition of: 41,585

               B.   Josephine F. Spears
                    (a)  Amount Beneficially Owned:  41,585
                    (b)  Percent of Class:  5.4%
                    (c)  Number of Shares as to Which Such Person Has:
                           (i)     sole power to vote or to direct the vote:
                                   -0-
                          (ii)     shared power to vote or to direct the vote:
                                   41,585
                         (iii) sole power to dispose or to direct the disposition of: -0-
                          (iv) shared power to dispose or to direct the disposition of: 41,585

               C. Hamilton Bank, Charlotte S. DeVan and Patricia S. Winder TTEE UDT Lawrence B. Sheppard Dtd 4/21/59
                    (a)  Amount Beneficially Owned:  100,000
                    (b)  Percent of Class:  13.0%
                    (c)  Number of Shares as to Which Such Person Has:
                           (i)     sole power to vote or to direct the vote:
                                   100,000
                          (ii)     shared power to vote or to direct the vote:
                                   -0-
                         (iii) sole power to dispose or to direct the disposition of: 100,000
                          (iv) shared power to dispose or to direct the disposition of: -0-

               D. First National Bank of Pennsylvania, Successor Trustee to S.E. Bank, N.A. U/A dated 2/6/40 Executed by H. D. Sheppard fbo Alma S. Tolhurst
                    (a)  Amount Beneficially Owned:  46,456
                    (b)  Percent of Class:  6.0%
                    (c)  Number of Shares as to Which Such Person Has:

                           (i)     sole power to vote or to direct the vote:
                                   46,456
                          (ii)     shared power to vote or to direct the vote:
                                   -0-
                         (iii) sole power to dispose or to direct the disposition of: 46,456
                          (iv) shared power to dispose or to direct the disposition of: -0-

               E. Henrietta Myers Miller and Hamilton Bank Trustees U/A Dtd. 5/7/63 executed by Edna Powl Myers fbo Robert
                    Clinton Myers II et al
                    (a)  Amount Beneficially Owned:  83,660
                    (b)  Percent of Class:  10.9%
                    (c)  Number of Shares as to Which Such Person Has:
                           (i)     Sole power to vote or to direct the vote:
                                   -0-
                          (ii)     Shared power to vote or to direct the vote:
                                   83,660
                         (iii) sole power to dispose or to direct the disposition of: -0-
                          (iv) shared power to dispose or to direct the disposition of: 83,660


Item 5.        Ownership of Five Percent or Less of a Class
-------        --------------------------------------------

               Not applicable


Item 6.        Ownership of More than Five Percent on Behalf of Another Person
-------        ---------------------------------------------------------------

               Charlotte S. DeVan (33.33%)
               Lawrence S. DeVan (11.11%)
               William T. DeVan, Jr. (11.11%)
               Russell N. DeVan (11.11%)
               Patricia C. Winder (11.11%)
               Russell C. Williams (11.11%)
               Tom Williams, Sr. (11.11%)

               are the income beneficiaries of 100,000 shares listed under Item 4C(a) above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable


Item 8.        Identification and Classification of Members of the Group.
-------        ----------------------------------------------------------

               The persons making this filing disclaim that they act as a group with each other or any other persons with respect to any of the equity securities of the issuer named in Item 1(a)


Item 9.        Notice of Dissolution of Group.
-------        -------------------------------

               Not applicable

Item 10.       Certification.
--------       --------------

               Not applicable

Signature
---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 8, 1996              s/ Paul E. Spears
                              -----------------
                              Paul E. Spears



                              s/ Josephine F. Spears
                              ----------------------
                              Josephine F. Spears



                              s/ Nancy A. Klahold
                              -------------------
                              Hamilton Bank, Trustee
                              Nancy A. Klahold
                              Vice President and Trust Officer


                              s/ Colin C. Appleton
                              --------------------
                              First National Bank of Pennsylvania, Trustee
                              Colin C. Appleton
                              Senior Vice President and Trust Officer



The filing of this statement shall not be construed as an admission that the reporting persons are, for the purpose of the Securities Exchange Act of 1934, the beneficial owners of the securities covered by the statement.

EXHIBIT


We agree that Amendment No. 17 to the Schedule 13G of even date herewith, signed by each of us, is filed on behalf of each of us.



February 8, 1996              s/ Paul E. Spears
                              -----------------
                              Paul E. Spears



                              s/ Josephine F. Spears
                              ----------------------
                              Josephine F. Spears



                              s/ Nancy A. Klahold
                              -------------------
                              Hamilton Bank, Trustee
                              Nancy A. Klahold
                              Vice President and Trust Officer


                              s/ Colin C. Appleton
                              --------------------
                              First National Bank of Pennsylvania, Trustee
                              Colin C. Appleton
                              Senior Vice President and Trust Officer